Exhibit 99.1 — Press Release
Vapor Corp. Announces First Quarter 2010 Financial Results
Hallandale, FL. Vapor Corp. (5/20/10) (OTCBB: VPCO) today reported its results of operations for the First Quarter, 2010:

Vapor Corp. (VPCO)
Three Months Ended March 31:	EARNINGS DIGEST
	2010	2009

Revenues	$1,875,642	$1,080,814

Net income	$(149,281)	$155,851

Earnings per share — basic and diluted	$(0.00)	$1,558.51
HALLANDALE, FL — (Marketwire) — 05/20/10 — Vapor Corp. (OTCBB: VPCO) today reported its results of operations for the First Quarter, 2010:
Kevin Frija, President and CEO, indicated that the Company’s 2010 1st Quarter Revenues have improved $794,828 (73.5.%) from Revenues in the 1st Quarter of 2009, and Net Income decreased $305,132 (195.8%) from the same period last year. Revenue for the three-months ended March 31, 2010, increased as a result of stronger consumer demand as well as a marked increase in sales into the wholesale market. This substantial growth in wholesale business demonstrates the Company’s ability to quickly and successfully capture market share in a fragmented and new competitive industry.
About Vapor Corp.
Vapor Corp. (OTCBB: VPCO), is a marketer and distributor of personal vaporizers, whose brands include Fifty-One™, Krave™, EZ Smoker™, Green Puffer™, and Smoke Star™ brands. Personal vaporizers are electronic devices that vaporize a liquid solution, which provide users an experience akin to smoking without actual combustion, and as such, no smoke or noxious odor is dispelled from the device. The most common form of personal vaporizers are “electronic cigarettes,” and liquid solution of these e-cigs include nicotine, along with tobacco flavorings or essences. The company currently sells its personal vaporizers internationally and domestically through distributors, wholesalers and direct to consumers through its websites and direct response television marketing efforts. For more information, please visit: http://smoke51.com or http://www.vapor-corp.com.
INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS — This news release contains forward-looking statements, which are subject to inherent uncertainties which are difficult to predict, and may be beyond the ability of Vapor Corp. to control. Certain statements in this news release constitute forward-looking statements with the meaning of the Private Securities Litigation Reform act of 1995 that are not historical facts, but rather reflect Vapor Corp.’s current expectations concerning future results and events. The words “believes,” “expects,” “intends,” “plans,” “anticipates,” “hopes,” “likely,” “will,” and similar expressions identify such forward- looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Vapor Corp. (or entities in which Vapor Corp. has interests) or industry results, to differ materially from future results, performance or achievements expressed or implied by such forward-looking statements. Readers are cautioned not to place undue reliance on these forward- looking statements, which reflect management’s view only as of the date of this news release. Vapor Corp. undertakes no obligation to publicly release the result of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, conditions or circumstances. Vapor Corp. encourages the public to read the information provided here in conjunction with its most recent filings on Form 10-K and Form 10-Q. Vapor Corp.’s public filings may be viewed at http://www.sec.gov.
Contact:
Kevin Frija
President, Vapor Corp.
Telephone: 888-766-5351